Exhibit 99.1

For Immediate Release Contact Crdentia Corp. John Kaiser, CEO Phone: 972.850.0780 Fax: 972.392.2722 jkaiser@crdentia.com Jim TerBeest, CFO Phone: 972.850.0780 Fax: 972.392.2722 jterbeest@crdentia.com

Crdentia Announces Completion of $10.2 Million Long-Term Debt Financing

DALLAS, February 27, 2008 — Crdentia Corp. (OTCBB:CRDT), a leading healthcare staffing company, today announced it has completed a $10.2 million long-term debt financing with ComVest Capital LLC, based in Palm Beach, Florida.  Proceeds will be used to replace Crdentia’s existing credit facility and for general working capital purposes.

The $10.2 million financing is comprised of a two-year $5.2 million Revolving Credit Note, bearing interest at the greater of the Prime Rate plus 2% or 8.5%, and two separate two-year term loans, each amounting to $2.5 million and bearing annual interest of 12.5%.

John Kaiser, CEO of Crdentia said, “We are pleased to have completed this long-term financing that reduces Crdentia’s overall borrowing costs while enhancing our financial flexibility with the addition of substantial working capital.  Crdentia is now on a much stronger financial footing as we move forward with our objectives of achieving profitability through improved operating performance and executing our growth initiatives to bolster our presence in key Sun Belt markets.”

About Crdentia Corp.

Crdentia Corp., one of the nation’s leading providers of healthcare staffing solutions, is focused on recruiting talented national and international healthcare professionals to meet the ever-increasing employment needs of over 2,300 clients. Crdentia is one of the few companies that can provide quality temporary staff for all healthcare industry positions including local nurses, travel nurses, allied health, locum tenens and home care professionals. For more information, visit http://www.crdentia.com.

Forward Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties.  Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.  Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team, members of which have other business interests; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; the growth of the temporary healthcare professional staffing business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the healthcare industry; and the limited public market for the Company’s common stock.  The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.  Crdentia undertakes no obligation to revise or update publicly any forward-looking statements for any reason.